NEWS
RELEASE

NRG Forms Company to Develop Advanced Boiling Water Reactor
Nuclear Power Projects in North America

—Toshiba to invest and partner in newly formed venture—

PRINCETON, NJ; March 25, 2008— NRG Energy, Inc. (NYSE: NRG) has formed Nuclear Innovation North America LLC, a company focused on marketing, siting, developing, financing and investing in new advanced design nuclear projects in select markets across North America, including the planned South Texas Project (STP) units 3 and 4 that NRG is developing with San Antonio, Texas’ CPS Energy.

Toshiba Corp.—which will serve as the prime contractor on all of the company’s projects—has agreed to partner with NRG on the new venture. Toshiba will invest $300 million in the company over the next six years and will receive a 12% equity ownership of the company. Half of this investment will be to support STP 3 and 4 development. The other half will be focused on new projects and will help accelerate development and deployment of additional Advanced Boiling Water Reactor (ABWR) projects in North America with other potential partners.

Nuclear Innovation North America will take advantage of the development expertise NRG has gained developing STP 3 and 4 and on the design and construction experience of Toshiba with ABWR—the only advanced nuclear technology that is Nuclear Regulatory Commission (NRC)-certified and that has been built on time and on budget. The company will employ a disciplined approach to nuclear development and investment in ABWR projects. Its structure aligns the interests of both developer and prime contractor—to optimize the schedule, performance and costs of its projects while sharing risk in a manner consistent with the requirements of traditional project finance.

One of Nuclear Innovation North America’s key development advantages is that Toshiba is extending pre-negotiated Engineering, Procurement and Construction (EPC) terms to Nuclear Innovation North America for two additional two-unit nuclear projects similar to the terms being offered for the STP unit 3 and 4 development. The company will work with Toshiba to develop each project’s costs, including a pre-negotiated project fee and contingency percentage, utilizing a collaborative and transparent process. This will be key to nuclear development as the cost and commercial terms associated with the construction of new nuclear units has emerged over the past few months as perhaps the biggest remaining obstacle to the “nuclear renaissance” in the United States.

Nuclear Innovation North America expects to focus on developing new ABWR projects in partnership with nuclear power companies seeking to develop new advanced nuclear units at existing nuclear plants. The company already is exploring potential sites and partners for additional units and anticipates providing a letter of intent to the NRC for at least one of the new projects by the end of 2008.

“New advanced nuclear is a key part of the future for affordable, reliable and zero carbon baseload generation not only in Texas but throughout the United States,” said David Crane, NRG’s President and CEO. “And after a 30 year hiatus, we believe the most cost effective and risk-managed way to reintroduce nuclear, whether a company is operating in a rate base or a merchant environment, is by working with the companies that have been so successful with on-time, on-budget nuclear construction in other countries. Accordingly, we are honored that Toshiba, with its uniquely successful record with ABWR projects, has agreed to work closely with, and invest a substantial sum in Nuclear Innovation North America.”

The collective resources of NRG and Toshiba create a strong collaboration to support new nuclear projects. NRG brings financial and licensing expertise, experience in developing large generation projects across the United States, existing partnerships and customer relationships and committed capital. Toshiba adds extensive experience in ABWR design and on-time, on-budget construction of these units, having built two of the four ABWR units already commissioned in Japan. Toshiba also brings established manufacturing and supply chain resources and capabilities, subcontractor relationships and committed capital.

“We are making a strong investment in renewing America’s electrical infrastructure and meeting growing U.S. electricity demand,” added Crane. “These projects represent at least $15 billion of direct investment in the U.S. economy through jobs and equipment.”

As the prime contractor of the STP 3 and 4 project, Toshiba is currently providing licensing support and leading all engineering and scheduling activities, which ultimately will lead to responsibility for constructing the project. Toshiba also is proceeding with securing the necessary long-lead material for the project, which to date has included securing ultra heavy forgings for both units and the reactor pressure vessel of the first unit.

Using the Proven ABWR Design
Toshiba has built two of the four ABWR units already commissioned in Japan. Each has been built on budget, on schedule and the units have an exceptional 12-year operating history.

Since the NRC certified the ABWR design in 1997, two more units have begun operation in Japan. Each of these units had additional design features that ease operation and improve safety, efficiency and reliability. Nuclear Innovation North America intends to use the certified design, with only a limited number of changes to enhance safety and construction schedules, and file a revision to the combined license application (COLA) by this fall. Nuclear Innovation North America believes that the modest delay in licensing that is expected as a result of these revisions will be outweighed by the advantages the changes create in price and schedule certainty. Given the changes to the application, NRG anticipates STP units 3 and 4 will come online in 2015 and 2016 respectively.

Steve Winn, NRG’s Executive Vice President-Strategy and Nuclear Development will serve as Chief Executive Officer of Nuclear Innovation North America. Winn has led the development for the STP 3 and 4 project and has been integrally involved in the formation of this new company.

“Combining Toshiba’s extensive experience in constructing ABWR plants with the skills and capabilities of American nuclear engineers, operators and construction workers will produce the best results to ensure the nuclear renaissance meets its full potential,” said Winn. “An important outcome of Toshiba’s and NRG’s commitment to multiple new nuclear units is its U.S. job creation potential. We expect substantial new investment in U.S. nuclear manufacturing infrastructure in support of our requirements, and the creation of thousands of U.S.-based construction and manufacturing jobs.”

Nuclear Innovation North America is expected to be a catalyst in reviving the nuclear supply chain industry in the United States. A key element in the partnership’s success is to work with U.S. industries such as steel mills and large manufacturing facilities to increase the production and engineering of key components needed for a nuclear renaissance in the United States. Some of this construction and manufacturing capacity has been dormant since the early 1980s.

Construction of each multi-unit project will last approximately five years, and employ 4,000 to 6,000 construction workers. Once the units are online, close to 1,000 permanent operating staff positions will be employed at the new units and more jobs will be created in the community to support the new units.

The company estimates that 90% of the labor will be America-based as will approximately 50% of the equipment and materials.

As part of its partnership with Toshiba, Nuclear Innovation North America will work very closely with the newly formed Toshiba America Nuclear Energy Company.

Nuclear Innovation North America to Support STP Expansion
STP 3 and 4 is a 2,700 megawatt nuclear project being developed on a 50-50 basis by CPS Energy and NRG at the site of the existing South Texas Project in Matagorda County, Texas.

NRG’s rights to develop STP 3 and 4 will be provided to special purpose subsidiaries of Nuclear Innovation North America, which will use the focused nuclear resources of Toshiba and NRG to successfully develop these new units, including working with the NRC on licensing and the U.S. Department of Energy on expected loan guarantees.

Upon NRC’s approval of the COLA, the special purpose subsidiaries of Nuclear Innovation North America and CPS Energy will be the licensed owners of STP units 3 and 4.

Nuclear Innovation North America will be involved in developing new projects only and will not be involved in the operations of the existing STP units 1 and 2.

Conference Call
On March, 26 2008, NRG will host a conference call at 8:00 a.m. eastern to discuss the formation of Nuclear Innovation North America. Investors, the news media and others may access the live webcast and presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” Later that day, the call will be available for replay from the “Investors” section of the NRG website.

About NRG
A Fortune 500 company, NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States and also in Australia, Germany and Brazil. NRG is a member of USCAP, a diverse group of business and environmental organizations calling for mandatory legislation to achieve significant reductions of greenhouse gas emissions. NRG is also a founding member of “3C¯Combat Climate Change,” a global initiative with 42 business leaders calling on the global business community to take a leadership role in designing the road map to a low carbon society. More information on NRG is available at www.nrgenergy.com.

About Advanced Boiling Water Reactors
ABWR technology reflects 50 years of continued evolution of boiling water reactor (BWR) technology and combines the best features of the worldwide BWR fleet with advanced technology enhancements that improve safety, performance and longevity. ABWR technology is certified by the NRC and has an impressive construction and operational track record. This includes setting world records for construction time and bringing the units in on budget. Four ABWR units have been successfully commissioned in Japan in 39 months or less. Toshiba has built two of these and has developed significant operational experience in providing support to these ABWR units.

About Toshiba
Toshiba is a world leader and innovator in pioneering high technology, a diversified manufacturer and marketer of advanced electronic and electrical products spanning information & communications equipment and systems; digital consumer products; electronic devices and components; power systems, including nuclear energy; industrial and social infrastructure systems; and home appliances. Toshiba was founded in 1875, and today operates a global network of more than 670 companies, with over 191,000 employees worldwide and annual sales surpassing US$60 billion. Visit Toshiba’s web site at www.toshiba.co.jp/index.htm.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our expectations regarding the formation of Nuclear Innovation North America and the timing and completion of STP Units 3 and 4, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, and our ability to access capital markets.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information.

Media contacts for NRG:	Investor Relations for NRG
Lori Neuman 609.524.4525	Nahla Azmy 609.524.4526
David Knox (Texas) 713.795.6106	Kevin Kelly 609.524.4527